ASSET PURCHASE AGREEMENT
                FOR PHOENIX INTERNATIONAL RACEWAY

     THIS AGREEMENT (the "Agreement"), dated June 19, 1997 by and among PHOENIX SPEEDWAY CORP., a Delaware corporation ("Purchaser");
INTERNATIONAL
SPEEDWAY CORPORATION, a Florida corporation and the sole shareholder of Purchaser ("ISC"); PHOENIX INTERNATIONAL RACEWAY, INC., an Arizona Corporation
("PIR Corp."); PIR/PHOENIX INTERNATIONAL RACEWAY, L.L.C., an Arizona limited liability company ("PIR LLC"); and PHOENIX INTERNATIONAL RACEWAY LIMITED PARTNERSHIP, an Arizona limited partnership ("PIR Partnership") (PIR Corp., PIR LLC, and PIR Partnership are sometimes hereinafter referred to individually as a "Seller" and jointly as the "Sellers") and EMMETT S. JOBE, JR. (a/k/a Buddy Jobe), an unmarried man, a principal of each of the Sellers (the "Principal").

                              W I T N E S S E T H :

     WHEREAS, Sellers and the Principal desire for Sellers to sell to Purchaser substantially all the assets, properties and business of Sellers;

     WHEREAS, Purchaser desires to purchase said assets and assume certain specified liabilities and obligations of Sellers on the terms and conditions set forth herein;

     WHEREAS, Purchaser has had an opportunity to perform certain due diligence with respect to the transaction contemplated by this Agreement prior to the date hereof;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

                 1.  SALE AND PURCHASE OF ASSETS.

     Subject to the terms and conditions of this Agreement, and to the continued accuracy of the representations and warranties contained herein on the Closing Date (as hereinafter defined), Sellers shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, receive and accept delivery from Sellers, at the Closing provided for in Article 5, all of Sellers right, title and interest in then existing properties, assets and business as a going concern (except for the assets described on Schedule 1.0 hereto (the "Excluded Assets")) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, and whether on or off the books of Seller relating to the business of Sellers (collectively, the "Purchased Assets"), including, without limitation, the following:

     1.1 The business of staging and promoting motorsports events as well as operating the motorsports complex known as the "Phoenix International Raceway" (the "Complex") including without limitation, with respect to such business, the following: (a) Sellers' rights to the trademark "Phoenix International Raceway" and all other trademarks, service marks, trademark and service mark reservations which are owned by or licensed to Sellers and all goodwill associated with Sellers' business including all goodwill with motorsports sanctioning bodies and sponsors; and (b) all lists of ticket purchasers, correspondence and records and all copies thereof, advertising and promotional materials, forms and other property, tangible or intangible, owned and/or used by Sellers in connection with the operation of Sellers' business whether or not reflected on Sellers' books of account. All trademarks, service marks, trade names and copyrights belonging to Sellers and being transferred to Purchaser hereunder are identified on Schedule 1.1 hereto (the "Proprietary Rights");

    1.2 All of Sellers' furniture, equipment, improvements, machinery, furnishings, motor vehicles, office equipment, art work, trophies, promotional material, programs, videos, films, office memorabilia, trade premiums, tools and other articles of personal property, whether on or off the books of Sellers, used or usable in connection with the business of Sellers (the "Furniture and Equipment"), the material items of which are described on
Schedule 1.2 hereto;

     1.3 Sellers' fee simple interest in and to the real property on which the Complex is situated and which is more fully described on Schedule 1.3 hereto and all right, title and interest of Sellers in and to all easements, rights-of-way, privileges and appurtenances related to such real property (the "Appurtenances") (such real property and all improvements and fixtures thereon and the Appurtenances are referred to as the "Real Property").

     1.4 All of the water rights, whether for ground water (the "Ground Water Rights") or surface water ("Surface Water Rights"), appurtenant or non-appurtenant, owned by Sellers and used in connection with the operation of the Complex, such rights being more fully described on Schedule 1.4 hereto (collectively, the "Water Rights");

     1.5 All contracts, permits, rights-of-entry, and/or leases relating to parking facilities for the Complex or by the terms of which Sellers lease or have the right to use any other real property, which contracts, permits, rights-of-entry, and/or leases are described and are identified on Schedule
1.5 hereto (the "Real Property Leases").

     1.6 All of Sellers' right, title and interest, as lessee(s), in any personal property used in connection with the business of Sellers, which leases are described and are identified on Schedule 1.6 hereto (the "Equipment Leases");

     1.7 All product designs, licenses, franchises, memberships, permits, trade secrets, common law rights, privileges and general intangibles, if any, owned or used by Sellers in connection with their business (the "Intangible Rights");

     1.8 All accounts receivable, contract signing bonuses, if any, and prepaid expenses (including, without limitation, deposits, advertising materials, and brochures) arising out of or relating to events, transactions, or services occurring or scheduled to occur at the Complex on or after the Closing Date, subject to any appropriate prorations in accordance with the terms of paragraph 5.5 below (the "Accounts Receivable");

     1.9 All supplies and sundry items (the "Supplies"), including, without limitation, telephone numbers, keys and lock combinations, computer software programs and systems, customer records, and books and records of, or relating to and material to the operation of, the business of Sellers, the Purchased Assets and the obligations and liabilities of Sellers assumed by Purchaser hereunder (including, but not limited to, all customer files, supplier records, records relating to accounts payable and copies of all tax and accounting records for each of the Sellers for the period commencing with the start of the last full fiscal year of the Seller preceding the Closing Date and ending on the Closing Date) but excluding (i) records relating solely to executory contracts not assumed by Purchaser, if any, and (ii) records related to the Excluded Assets;

     1.10 Copies of all personnel records and payroll records for the then current and three preceding fiscal years of each of the Sellers for all persons who have worked for the business of Sellers at any time during such period (the "Personnel Records");

     1.11 All right, title and interest of Sellers in any merchandising, concession, sponsorship, sanction agreements or other agreements, contracts and licenses to which any of the Sellers is a party (the "Contracts"), all the Contracts involving aggregate amounts in excess of $5,000 or which cannot be fully terminated by Sellers upon not more than 30 days notice being listed on
Schedule 1.11;

     1.12 The benefit of all expenditures paid by Sellers prior to the Closing Date that directly relate to events which are scheduled to occur at the Complex on or subsequent to the Closing Date, including, but not necessarily limited to, advertising or promotional expenses, which expenses are described and are identified on Schedule 8.8(c) hereto (the "Prepaid Event Expenses");

     1.13 All rights of Sellers arising under barter transaction arrangements. All barter transaction arrangements entered into by any of the Sellers during the twelve month period prior to the Closing involving bartered goods or services having a fair market value in excess of $5,000 are described on Schedule 1.13;

     1.14 Copies of all surveys, maps, site inspections, plans and specifications and "as built" drawings relating to the Complex in the possession or control of the Sellers; and

     1.15 All other assets of Sellers of whatever nature or description, whether tangible or intangible, not otherwise detailed above, including, without limitation, all claims and causes of action against third parties (excluding only that certain claim by Sellers against Evening Star, CV No. 95-05659), warranties, refunds and all licenses, franchises, permits and other governmental authorizations and permits affecting or relating to the business of Sellers, so that Purchaser may carry on the business of Sellers as presently conducted after the Closing Date ("Miscellaneous Assets").

                        2.  CONSIDERATION.

     2.1 Purchase Price. The total purchase price (the "Purchase Price") for the Purchased Assets shall be as set forth on Schedule 2.1 attached hereto, which Purchase Price shall be adjusted as set forth herein and allocated among the Sellers and among the Sellers' assets in accordance with
Schedule 2.1. The Purchase Price shall be paid in accordance with the payment schedule set forth on Schedule 2.1.

     2.2     Assumption and Payment of Certain Liabilities and Obligations.
On the Closing Date, Purchaser shall assume only those liabilities and obligations of Sellers listed on Schedule 2.2 hereto (the "Assumed Liabilities") and shall assume and agree to perform Sellers' unexecuted obligations and liabilities under the Contracts listed on Schedule 1.11 hereto and the Contracts which are not required to be listed on Schedule 1.11 hereto by the terms of paragraph 1.11, and the Equipment Leases listed on Schedule
1.6 hereto, all relating to the business of Sellers from and after the Closing Date. Such assumption shall be pursuant to an assumption agreement to be executed and delivered at the Closing in the form of Exhibit A hereto. If Purchaser agrees in writing to assume the benefits of any contract which Sellers inadvertently omitted from Schedule 2.2, Purchaser shall also be deemed to have assumed any liabilities associated therewith, but Sellers shall remain liable to Purchaser for any damages incurred by Purchaser as a result of the failure of Sellers to make disclosure of such contract (and the liabilities associated therewith) prior to the Closing.

     2.3 Nonassumption of other Liabilities. Other than the Assumed Liabilities, the Contracts specified in paragraph 2.2, and the Equipment Leases, and except as otherwise provided in this Agreement, Purchaser does not assume and shall in no event be liable for any liabilities, debts or obligations of Sellers, whether accrued, absolute, matured, contingent or otherwise, including, without limitation, taxes of any kind, any liabilities for fees or expenses incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, counsel, accountant's or finder's fees of Sellers, liabilities under Employee Benefit Plans (as defined in paragraph 6.16 below), other trade payables or expenses, debt, contracts, agreements, leases or other obligations which are not specifically assumed hereunder. Purchaser recognizes that Sellers may pay all such fees and expenses out of Sellers' cash (excluding the Prepaid Event Expenses) prior to the Closing Date. Except as listed on
Schedule 2.2 hereto, Purchaser shall not assume or be obligated to pay any liability or obligations of Sellers to any affiliates of the Sellers. Except as listed on Schedule 2.3 hereto, at the time of the Closing any contracts related to the Complex or any of the Purchased Assets, and with respect to which Sellers or their affiliates are the sole parties, shall be terminated.

               3.  NON-ASSIGNABLE PURCHASED ASSETS.

     Sellers shall hold in trust for the benefit of and account of Purchaser, any non-assignable Purchased Assets and all Purchased Assets with respect to which consents to assignments shall not have been obtained prior to the Closing Date, and, insofar as permissible, assign to the Purchaser, from time to time, all of such Purchased Assets, and remit to the Purchaser all amounts paid to Sellers with respect thereto after the Closing promptly upon the receipt thereof less all charges properly allocable thereto other than charges resulting from new agreements entered into in connection with or in contemplation of the consummation of the transactions contemplated hereby.
Schedule 3 hereto lists all consents required to transfer the Purchased Assets to Purchaser of which Sellers have actual knowledge. As used throughout this Agreement, "Sellers' knowledge" or "Sellers' actual knowledge" or similar phrases used throughout this Agreement shall mean the actual knowledge of the Principal, Susan Tyers or Randy Fitzpatrick. Sellers shall use their best efforts and otherwise cooperate with Purchaser in Purchaser's efforts to obtain the consents specified on Schedule 3, however, nothing contained in this Agreement shall obligate Sellers to actually obtain any consents disclosed on Schedule 3 other than those which Purchaser in good faith designates to Sellers as being material within twenty (20) business days after receipt of Schedule 3 (the "Material Consents"). Sellers shall indemnify and hold harmless Purchaser from any loss, liability or damage suffered by Purchaser resulting from failure to obtain any Material Consents.

         4.  TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS.

     4.1 Workers Compensation. Sellers shall be responsible for any workers compensation claims based on injuries occurring prior to the Closing Date regardless of the date on which the claim was filed, and Sellers shall jointly and severally indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and related expenses) arising out of or relating to all such claims in accordance with paragraph 12.1 hereof. Prior to the Closing Date, Sellers may obtain a "tail coverage" workers' compensation policy covering Sellers' workers' compensation liability for the period prior to the Closing Date and the cost of such policy will be paid out of Sellers' cash excluding the Prepaid Event Expenses. Purchaser shall be responsible for all such claims of its employees based on injuries occurring on and after the Closing Date and shall indemnify and hold Sellers and the Principal harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees and related expenses) arising out of or relating to all such claims in accordance with paragraph 12.2 hereof.

     4.2 Transfer of Employees. It is the present intention of Purchaser to employ on the Closing Date, substantially all of the present employees of the business of Sellers related to the Complex but Purchaser shall be under no obligation to do so. Except for the employment contract with the Principal specified in paragraph 5.3(h) below, nothing in this Agreement shall create any employment rights for any current employees of the Sellers.

     4.3 Employee Benefit Plans. The parties hereto agree that Purchaser shall not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan (as defined in paragraph 6.16) maintained by Sellers for employees, whether salaried or hourly. To the extent that any Seller shall incur liability for withdrawal under any multi-employer pension plan to which it may be a party, or for any other unfunded benefit liabilities, Sellers and the Principal shall bear all such liability and shall jointly and severally indemnify and hold Purchaser harmless against such liability.

                         5.  THE CLOSING.

     5.1 The Closing. The "Closing" or "Closing Date" means the time at which Sellers effect the transfer of the Purchased Assets in exchange for the consideration to be delivered by Purchaser pursuant to Article 2 hereof. The Closing shall take place at the offices of Grant, Williams, Lake & Dangerfield, P.C., Suite 900, 302 North First Avenue, Phoenix, Arizona 85003, at 10:00 a.m. local time on July 14, 1997 (or at such earlier date as may be agreed to in writing by Purchaser and Sellers or such later date to which the Closing Date may be extended in accordance with the terms of this Agreement).

     5.2    Escrow.
      (a)Establishment of Escrow. Promptly after the execution hereof, an escrow (the "Escrow") for this transaction shall be established with First American Title Insurance Company, 111 West Monroe, Phoenix, Arizona 85003, Attention: Ms. Carol Peterson, or such other national title insurance company as may be reasonably acceptable to both Sellers and Purchaser (the "Escrow Agent") and Escrow Agent is hereby employed by the parties to handle the Escrow. This Agreement shall constitute escrow instructions and a fully executed copy or counterpart copies shall be deposited with Escrow Agent for this purpose. Should Escrow Agent require the execution of its standard form printed escrow instructions, Purchaser and Sellers agree to execute the same; however, such instructions shall be construed as applying only to Escrow Agent's employment, and, if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control. Notwithstanding anything in this Agreement to the contrary, all documents and funds to be delivered at the Closing pursuant to this Agreement shall be delivered through the Escrow.
      (b)Cancellation of Escrow. If the Escrow fails to close because of Sellers' default, Sellers shall be liable for all customary escrow cancellation charges. If the Escrow fails to close because of Purchaser's default, Purchaser shall be liable for all customary escrow cancellation charges. If the Escrow fails to close for any other reason, Sellers and Purchaser shall each be liable for one-half (1/2) of all customary escrow cancellation charges.

     5.3 Certain Events at Closing. At the Closing, in addition to such other actions as may be provided for herein, the following actions shall be taken:
      (a)Sellers shall deliver to Purchaser a duly executed and acknowledged bill of sale in the form of Exhibit B hereto, a duly executed and acknowledged assignment in the form of Exhibit C hereto relating to certain intangible items, a duly executed and acknowledged deed for the Real Property and the Water Rights in the form of Exhibit D hereto, and all such other executed endorsements, assignments, vehicle registrations and other instruments of transfer and conveyance, in a form and substance reasonably satisfactory to counsel for Purchaser, as Purchaser shall reasonably request to effectively vest in Purchaser all of the right, title and interest of Sellers in the Purchased Assets, free and clear of all mortgages, liens and encumbrances of any kind whatsoever except as otherwise disclosed herein or in any Schedule delivered pursuant hereto.
      (b)Purchaser shall deliver to Sellers an assumption agreement as provided for in paragraph 2.2 hereof and such other instruments of assumption of the debts, liabilities and obligations of Sellers to be assumed by Purchaser, pursuant to the provisions hereof in form and substance reasonably satisfactory to counsel for Sellers.
      (c)Purchaser shall deliver to Sellers the cash payment as provided on Schedule 2.1 hereof.
      (d)Sellers shall deliver to Purchaser the opinion of counsel provided for in paragraph 9.5 hereof.
      (e)Purchaser shall deliver to Sellers the opinion of counsel provided for in paragraph 10.4 hereof.
             (f) Sellers shall deliver to Purchaser the certificate provided for in paragraph 9.2 hereof.
             (g) Purchaser shall deliver to Sellers the certificate provided for in paragraph 10.2 hereof.
             (h) Purchaser and the Principal shall enter into an employment contract substantially in the form attached as Exhibit E hereto.
             (i) PIR LLC shall deliver to Purchaser an affidavit confirming that it is not a foreign person or entity or person controlled by a foreign person as required by the United States Internal Revenue Service.
             (j) Purchaser and Sellers shall execute an affidavit of property value as required by applicable Arizona law.
             (k) Sellers shall provide Purchaser with an ALTA Extended Coverage Owner's Policy of Title Insurance (10/17/92 form), including comprehensive (owner's), survey, patent reservation, water rights and contiguity endorsements, an endorsement insuring access to Indian Spring Road (aka Baseline Road), an endorsement over Exclusion 4 of such policy, and an endorsement over Condition and Stipulation 7(b) of such policy (collectively, the "Owner's Title Policy"). The Owner's Title Policy shall be issued by First American Title Insurance Company or such other national title insurance company as may be reasonably acceptable to both Sellers and Purchaser (the "Title Insurer"), be in the amount of $22,000,000.00, be effective as of the Closing Date, and shall insure Purchaser that fee simple title to the Real Property is vested in Purchaser and that Purchaser is the Permittee under the SLUP and Right-of-Entry (as those terms are defined in subparagraph (l) below), subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies (except those to be endorsed over as provided above); and (ii) the exceptions to title identified on Schedule 5.3(k). In addition, if the State Land (as that term is defined in paragraph
28.1 below) has or is to be conveyed in fee to Purchaser at the Closing as provided for in paragraph 28.1, the Owner's Title Policy shall also include the State Land and shall insure Purchaser that fee simple title to the State Land is vested in Purchaser, subject only to (i) the usual printed exceptions and exclusions contained in such title insurance policies (except those to be endorsed over as provided above); and (ii) the exceptions to title identified in Schedule 5.3(k). In such case, the amount of the Owner's Title Policy shall be increased by the purchase price for such land.
             (l) PIR LLC shall assign or cause to be assigned to Purchaser whatever rights it or its affiliates may have arising under (i) Special Land Use Permit No. 23-102379 (the "SLUP") issued by the Arizona State Land Department (the "Department") for approximately 26.6 acres located north of the Real Property, as the same may be extended, renewed or amended and (ii) Right-of-Entry Application and Agreement No. 29-102217 with the Department for approximately 80 acres located west of the Real Property, as the same may be extended, renewed or amended.

     5.4     Closing Costs.
             (a) Sellers' Closing Costs. Upon the Closing, Sellers agree to pay all recording costs, one-half (1/2) of the escrow charges and that portion of the cost of the Owner's Title Policy equal to the cost of a standard coverage owner's policy of title insurance.
             (b) Purchaser's Closing Costs. Upon the Closing, Purchaser agrees to pay one-half (1/2) of the escrow charges and that portion of the cost of the Owner's Title Policy which exceeds the cost of a standard coverage owner's policy of title insurance and the cost of any endorsements.

     5.5     Prorations and Apportionments.
             (a) General. All revenues and all expenses of the Complex shall be prorated and apportioned as of 12:01 a.m. on the Closing Date, so that Sellers shall bear all expenses with respect to the Purchased Assets and shall have the benefit of all income with respect to the Purchased Assets for the period preceding the Closing Date. Any revenue or expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amount and shall be the subject of a final proration outside of escrow forty-five (45) days after the Closing Date or as soon thereafter as the precise amounts can be ascertained.
             (b) Prorations. Items to be prorated shall include, without limitation, tenant rents and other amounts payable under the Real Property Leases and Equipment Leases; real estate taxes and personal property taxes with respect to the Purchased Assets; income and expenses under the Contracts; and utility charges for the Complex.
             (c) Taxes. In prorating real estate and personal property taxes, the proration shall be based upon the most recently available tax rate and valuation. Sellers represent and warrant to Purchaser that no real property tax appeal is pending as of the date hereof and one will not be initiated without the prior written consent of Purchaser, not to be unreasonably withheld. All assessments against the Real Property shall be paid in full on or before the Closing Date by Sellers.
             (d) Utilities. If possible, in lieu of prorating utility charges, utility readings will be taken on the day prior to the Closing Date. Sellers shall pay the charges for utility services based on such reading, and Purchaser shall contract for such utilities and pay all utility expenses incurred after the Closing Date.
             (e) Payment. At the Closing, the net adjustment by reason of the closing costs incurred by the parties and by the foregoing prorations and apportionments, if in favor of Sellers, shall be paid by Purchaser in immediately available funds to Escrow Agent, or, if in favor of Purchaser, shall be paid by set off against the portion of the Purchase Price due at Closing.

                  6.  REPRESENTATIONS OF SELLERS

     The following representations and warranties are made, jointly and severally, by Sellers and the Principal to Purchaser:
     6.1 Organization and Qualification. PIR Corp is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona. PIR LLC is a limited liability company duly formed and validly existing under the laws of the State of Arizona. PIR Partnership is a limited partnership duly formed and validly existing under the laws of the State of Arizona. Each of the Sellers has all requisite power and authority to own its property and to carry on its business as now being conducted; and is duly qualified to do business in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its business transacted, makes such qualification necessary. Copies of the formation documents for each of the Sellers, as amended to date, (the "Formation Documents") which have been delivered to Purchaser are complete and correct, and no amendments have been made thereto since the date hereof.

     6.2     Subsidiaries and other Equity Investments. Except as set forth in
Schedule 6.2, no Seller owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

     6.3 Authority. Each Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each Seller and the performance by it of all obligations contemplated hereby have been duly authorized by all requisite partnership, corporate or company actions including any necessary approval of all the partners, shareholders or members of each Seller. This Agreement and all other agreements entered into in connection with the transactions contemplated hereby to which any Seller is a party, constitute, or will constitute upon execution and delivery, the valid and legally binding obligations of Sellers enforceable against each Seller in accordance with their respective terms.

     6.4 No Violations. Neither the execution nor delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof except to the extent disclosed herein or in any Schedule hereto (i) will violate or conflict with the Formation Documents, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which any Seller is a party or by which any Seller is bound or to which any property or asset of any Seller is subject, which would have an adverse effect on the Purchased Assets, or (iii) will result in a violation of any statutes, laws, ordinances, rules, regulations or requirements of governmental authorities having jurisdiction over Sellers or the business of Sellers.

     6.5 Financial Statements. Each of the Sellers has delivered to Purchaser its balance sheets at the end of its 1995 and 1996 fiscal years and the related income statements for each of such two fiscal years (collectively, the "Year-End Financial Statements"). The Year-End Financial Statements are correct and complete and present fairly the financial position of each Seller at the fiscal year-end dates, and the results of its operations on the accrual basis of accounting. Purchaser has been advised that in preceding fiscal years Sellers used the cash basis of accounting. PIR, Inc. has also delivered to Purchaser its unaudited balance sheet and the statement of income of such Seller for between the end of its 1996 fiscal year and May 31, 1997 (the "Interim Financial Statements Date") (the "Interim Financial Statements"). The Interim Financial Statements are correct and complete and present fairly the financial position of PIR, Inc. at the Interim Financial Statements Date and the results of its operations on the accrual basis of accounting and consistent with the method used in the immediately preceding fiscal year except for normal year end adjustments. The Year-End Financial Statements and the Interim Financial Statements are sometimes collectively referred to herein as the "Financial Statements" . The Financial Statements are collectively attached as Exhibit G hereto.

     6.6 No Undisclosed Liabilities, Etc. Since the Interim Financial Statements Date (except (i) for the transactions contemplated by this Agreement, and (ii) as set forth in Schedule 2.3 or elsewhere in this Agreement):
             (a) Sellers have not incurred any liability or obligation (absolute, accrued, contingent or otherwise) with respect to the Purchased Assets of any nature, other than liabilities and obligations incurred in the ordinary course of business; and
             (b)   Sellers do not maintain any inventory of goods.

     6.7 Absence of Certain Changes. Except as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto, since the Interim Financial Statements Date (except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 6.7), no Seller has:
             (a) had any material change in its condition (financial or otherwise), present operations, business, properties, assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;
             (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially and adversely affecting its condition or operations;
             (c) incurred or agreed to incur any indebtedness for borrowed money secured by any of the Purchased Assets;
             (d) paid or obligated itself to pay in excess of $25,000 in the aggregate for fixed assets;
             (e) suffered any losses or waived any rights of any value in excess of $25,000;
             (f) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $25,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims in the amount of $10,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;
             (g) mortgaged, pledged or subjected to any charges, liens, claims or encumbrances, or agreed to mortgage, pledge or subject to any charges, liens, claims or encumbrances, any of the Purchased Assets;
             (h) made any distribution other than cash or Excluded Assets to its partners, shareholders or members;
             (i) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on December 31, 1996, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business following past practice or increases in accordance with the terms of contracts disclosed on Schedule 1.9, and no such increases are required by written agreement, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such officer, employee or agent;
             (j) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the Interim Financial Statements or incurred since the Interim Financial Statements Date in the ordinary course of business;
             (k) entered into any lease of real or personal property which provides for an annual rental in excess of $25,000 and which is of a duration of more than one year;
             (l) made or permitted any material amendment or termination of any material contract, agreement or license to which such Seller is a party other than in the ordinary course of business;
             (m) had any resignation or termination of employment of any of its key officers or employees or received written notification of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations or business;
             (n)   had any strike, work stoppage or any other labor dispute;
             (o) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or
             (p) entered into any transaction not in the ordinary course of its business. Neither any of the Sellers nor the Principal has any knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, is likely to have a material adverse effect on any of the Sellers or any of the Purchased Assets.

     6.8 Title to and Condition of Properties and Assets. Sellers have good and marketable title to all tangible personal properties included as part of the Purchased Assets including, without limitation, (i) all those used in the business of Sellers and (ii) those reflected in the Financial Statements (except as sold or otherwise disposed of in the ordinary course of business). None of the tangible personal properties included as part of the Purchased Assets are subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current taxes not yet due and payable, (ii) as set forth in Schedule 6.8, (iii) as reflected in the Financial Statements, (iv) for such minor imperfections of title, if any, as do not interfere with the present use of the property or properties subject thereto or affected thereby in a manner materially adverse to the business of Sellers, and (v) for liens not material in amount and arising from the ordinary course of conduct of the business of Sellers. Subsequent to the Interim Financial Statements Date, except as contemplated by this Agreement, Sellers have not sold or disposed of any of their tangible personal properties or assets or obligated themselves to do so except in the ordinary course of business. Except as disclosed on Schedule 1.2, the facilities, machinery, furniture, office and other equipment (including computer software) of Sellers that are used in their business are in good operating condition and repair, subject only to ordinary wear and tear. The tangible personal property of Sellers and all improvements on the Real Property have been constructed and/or maintained in compliance with all applicable laws, rules and regulations, and to the best of Sellers' knowledge are free from any latent defects. Sellers have not received any written notice from any governmental agency, board, bureau, body, department or authority of any federal, state, municipal or foreign jurisdiction, to the effect that Sellers or any tangible personal property or asset owned or leased by Sellers is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the conduct of the business or the ownership or use of any of such properties or assets of any of the Sellers. Since the Interim Financial Statements Date, there has not been any significant interruption of the operations of Sellers due to inadequate maintenance of structures, machinery or equipment or because of computer software or data processing failures.

     6.9.     Real Property.
              (a) Title. PIR LLC is the owner of record of all right, title and interest in and to the Real Property free from any mortgage, deed of trust, lien, security interest, right of possession or encumbrance in favor of any third party except (i) the lien for real estate taxes not yet due and payable or (ii) as set forth in Schedule 6.9(a) hereto. The title to the Real Property is insurable at standard rates by First American Title Insurance Company or such other reputable national title insurance company which shall be reasonably acceptable to Purchaser and Sellers.
             (b) Condemnation. Except as disclosed on Schedule 6.9(b) hereto, as of the date hereof, neither the whole nor any portion of the Real Property is subject to temporary requisition or use by any governmental authority, nor is there pending as of the date hereof any condemnation, requisition or similar proceeding affecting the Real Property or any portion thereof. PIR LLC has received no notice and has no knowledge that any such proceeding is contemplated as of the date hereof.
             (c) Violations. As of the date hereof, to the best of Sellers actual knowledge, there are no existing violations of and no Seller has received notice of any alleged violation, which remains uncured, of any federal, state or municipal laws, ordinances, orders, regulations or requirements affecting the Real Property.
             (d) Owner's Affidavit or Bond. Prior to Closing, PIR LLC shall provide the title company insuring title to the Real Property with either (i) bonds in an amount and in a form reasonably satisfactory to the title company or (ii) such affidavits and other evidence as may reasonably be required by the title company, so as to enable the title company to furnish Purchaser with a title insurance policy without exception for mechanic's liens.
             (e) Outstanding Contractual Rights. PIR LLC is not currently in default and on the Closing Date will not be in default under the terms of any of its contractual obligations affecting the Real Property.
             (f) Zoning and Use. To the best of Sellers' actual knowledge, the use by PIR LLC and the other Sellers of the Real Property through the Closing Date, specifically including its use as a speedway facility, has been and is in compliance with all applicable laws including zoning, subdivision and other land use laws, building codes, laws for the protection of rights of individuals with disabilities, fire and floodplain regulations and ordinances pertaining thereto. None of the Sellers has received written notice of building violations which remain uncured against the Real Property or of any deficiencies in the fixtures, fittings and mechanical systems which constitute part of the Real Property. All improvements made by Sellers to the Real Property prior to the Closing Date comply with all applicable laws including zoning, subdivision and other land use laws, building codes, laws for the protection of rights on individuals with disabilities, fire and floodplain regulations and ordinances pertaining thereto.
             (g) Fire Insurance Requirements. To the best of Sellers' actual knowledge, prior to Closing, there are no outstanding requirements or recommendations by the fire underwriters or rating boards, or any insurance companies, requiring or recommending any repairs of work to be done with reference to the Real Property.
             (h) Compliance with Covenants, etc. PIR LLC is not in default or breach of any of the covenants, conditions, restrictions, rights-of-way or easements or deeds of trust affecting the Real Property or any portion thereof.
             (i) Building Systems. To the best of Sellers' actual knowledge, except as disclosed in Schedule 6.9(i) hereto, the improvements located on the Real Property are structurally sound, all material building systems and facilities are in good condition and working order, and there are no material defects or deficiencies with respect to the construction of the improvements on the Real Property. All improvements made by Sellers to the Real Property prior to the Closing Date are structurally sound, in good condition and working order, and there are no material defects or deficiencies with respect to the construction thereof. Such systems and facilities will be in the same condition at the Closing Date as they are upon execution of this Agreement, reasonable wear and tear excepted. Neither the Sellers nor the Principal have received any written notice of any defect or deficiency in the design of the improvements on the Real Property.
             (j)   Hazardous Materials or Toxic Substances.
      (i) Except as set forth on Schedule 6.9(j) hereto, to the best of Sellers' actual knowledge, the Real Property does not contain and will not on the Closing Date contain (A) asbestos in any form; (B) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; (C) radon levels above acceptable standards; or (D) any oil, hazardous waste, toxic substances, chemical matter, other pollutants or any other chemical materials or substances, in amounts or concentrations which are prohibited, limited or regulated by or may require remediation under any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health, safety or welfare of any person.
     (ii) Except as set forth on Schedule 6.9(j) hereto, including any update of such Schedule which is delivered to Purchaser prior to Closing, (A) to the best of Sellers' actual knowledge, the Real Property is not now and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials, or Toxic Substances, as said terms are hereinafter defined, except in accordance with Environmental Laws, as hereinafter defined, and in such manner as not to pose a hazard to the health and safety of any person, and (B) Sellers have not caused or permitted the Real Property or any part thereof to be contaminated by Hazardous Materials, Hazardous Waste or Toxic Substances.
     (iii) There are no pending or threatened lawsuits, investigations or inquiries by any governmental authorities concerning environmental issues which affect the Real Property, or to the best of Sellers' actual knowledge, any adjacent property.
     (iv) The terms "Hazardous Materials", "Hazardous Waste", and "Toxic Substances" as used herein shall include, without limitation, gasoline, petroleum products, lead-based paints, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule, or regulation (collectively the "Environmental Laws") including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251, et seq.), the Clean Air Act (42 U.S.C. Sections 7401, et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601, et seq.), the Arizona Environmental Quality Act, Arizona Revised Statutes Title 49, and in regulations adopted or orders or permits issued pursuant thereto.
     (k)   Water Rights.
      (iPIR LLC is the legal and beneficial owner of the Water
Rights and such Water Rights are not subject to any lien, charge, option, mortgage, deed of trust, security interest or other encumbrance of any type except as specified in the Agreement dated January __, 1996 among Phoenix International Raceway, the Buckeye Irrigation Company, the Buckeye Water Conservation and Drainage District, the Arlington Canal Company and the City of Goodyear.
      (ii)The quantity of water available with respect to the Water Rights has been adequate to operate the Complex and conduct the events which have been historically conducted at the Complex without supplementing the water from any other source except the purchase of water from the Gila River from an owner of water rights located downstream from the Complex at $.001 per gallon.
      (iii)The septic system available at the Complex has been adequate to permit the operation of the Complex and conduct events which have been historically conducted at the Complex without the need for any improvements to such system and without the need to obtain modified licenses or permits for any governmental authority. Sellers have received no notice of any restrictions imposed by any governmental authority concerning the construction at the Complex of additional toilet facilities utilizing such septic system which will be necessary to service the Complex if it is expanded to include a total of 125,000 spectator seats for events historically conducted at the Complex.

      (l)Real Estate Leases.
      (i)Schedule 1.5 sets forth a list and summary description of the Real Property Leases. Sellers have furnished Purchaser with a copy of each lease by which any of the Sellers acquired an interest in the Real Property Leases. Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any Real Property Lease any default, or any event that with notice or lapse of time or both would constitute such a default. To the best of Sellers' and the principal's knowledge, there is not under any Real Property Lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party.
      (ii)Sellers have not received any notice that the use of any improvements to the property subject to the Real Property Leases and the conduct of Sellers' business therein are in violation of any law, statute, ordinance, rule or regulation of any government, governmental body, agency or authority (federal, state, municipal, foreign or local) in any respect (including, without limitation, those concerned with environmental standards, occupational safety standards or the protection of rights of individuals with disabilities).

      6.10Contracts. Except as set forth on Schedule 1.9 or as otherwise disclosed in or pursuant to this Agreement, including any Schedule or attachment hereto, Sellers are not a party to any written or oral:
      (a)contract with any labor union;
      (b)any employment contract or any consulting or other contract not terminable on thirty days advance notice for services involving a payment of more than $10,000 annually;
      (c)lease whether as lessor or lessee with respect to any property, real or personal involving a payment of more than $10,000 annually;
      (d)license agreement whether as licensor or licensee relating to the business or any of the properties or assets of Seller involving the payment of more than $10,000 annually;
      (e)loan agreement or instrument relating to any debt involving the payment of more than $10,000 annually;
      (f)contract of purchase or sale involving the payment of more than $10,000 annually;
      (g)contract with any agent involving the payment of more than $10,000 annually;
      (h)stand-by letter of credit, guarantee or performance bond involving more than $10,000;
      (i)contract or agreement restricting the ability of the Sellers from freely engaging in any business or competing anywhere in the world;
      (j)contract not made in the ordinary course of business involving the payment of more than $10,000 annually;
      (k)contract with any party that to the knowledge of Sellers or the Principal is expected to result in a material loss; or
      (l)other contract or agreement, except insubstantial contracts for supplies or services or not involving the payment of more than $10,000 annually.
     Except as set forth on Schedule 1.9 or otherwise herein, no Seller is a party to any material contract with any governmental authority. Each Contract listed in Schedule 1.9 is in full force and effect against Sellers and is valid and enforceable by Sellers, in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto. Neither of the Sellers nor, to the knowledge of Sellers and the Principal, any other party is in default in the observance or the performance of any material term or obligation to be performed by it under any Contract listed in said Schedule 1.9. To the knowledge of Sellers and the Principal, no other person is in default in the observance or the performance of any material term or obligation to be performed by it under any Contract listed in said Schedule 1.9. Sellers will provide to Purchaser prior to the Closing Date true and complete copies of all Contracts listed in Schedule 1.9 as in effect on the date hereof.
      6.11Certain Indebtedness. Schedule 6.11 is a correct and complete list of all instruments, agreements and arrangements pursuant to which any Seller has borrowed money, incurred any indebtedness or established any line of credit which represents a liability of such Seller on the date hereof.
True and complete copies of all such instruments, agreements and arrangements that are in writing and summaries of all others thereof have heretofore been delivered to Purchaser. All of such indebtedness has been incurred for valid business purposes of Sellers. Sellers are not in material default under any indenture, loan agreement or any other agreement relating to borrowed money to which any of the Sellers is a party or by which any of the Sellers or their assets or properties are bound nor does any condition exist which, with notice or lapse of time or both, would constitute such a default, and each such indenture, loan agreement or other agreement is in full force and effect against Sellers.

      6.12Litigation. Except as set forth on Schedule 6.12, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any federal, state, municipal or foreign jurisdiction, of any kind now pending or, to the best of knowledge of Sellers and the Principal, threatened or proposed in any manner, or, to the knowledge of Sellers and the Principal, any circumstances which reasonably form the basis of any such action, suit, proceeding or investigation, involving Sellers or any of their properties or assets that (i) if asserted and decided adversely to Sellers, would materially and adversely affect the operations or the business of Sellers, or of Purchaser or its successors or assigns with respect to the Purchased Assets, or (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Sellers under this Agreement. Except as set forth in Schedule 6.12, there is no arbitration proceeding pending or, to the knowledge of Sellers, threatened with respect to individual claims under any collective bargaining agreement or other agreement which claims, individually or in the aggregate, if adversely decided could have a material adverse effect on the business or operations of Sellers. Neither the Sellers nor any of their properties or assets is subject to any judicial or administrative judgment, order, decree or restraint. Except as set forth on Schedule 6.12, there have been no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any federal, state, municipal or foreign jurisdiction of any kind which were material and were initiated against any of the Sellers and settled or otherwise resolved prior to the date hereof.

      6.13Proprietary Rights. Except as set forth on Schedule 6.13, there are no written claims or demands or proceedings pending or threatened that pertain to or challenge the right of Sellers to use the Proprietary Rights identified in Schedule 1.1 and no valid basis exists for any such claim. None of the Sellers knows of any third party that has infringed on any of Sellers Proprietary Rights. Sellers have not granted any currently outstanding licenses or other rights with respect to the Proprietary Rights and have no legally binding obligation to grant licenses or other rights. The Proprietary Rights identified in Schedule 1.1 constitute all trademarks, service marks, trade names and copyrights owned by Sellers which are used or are required in connection with the operation of Sellers' business including the operation of the Complex. Sellers are the sole and exclusive owner of, and have the sole and exclusive right to use, the Proprietary Rights all of which will be assigned to Purchaser at the Closing free and clear of all claims, liens, charges or any encumbrances whatsoever. Except as disclosed in Schedule 1.1, Sellers have not allowed any material Proprietary Rights to lapse.

      6.14Compliance with Laws. In all material respects, Sellers have complied with and are in compliance with all federal, state, local (including county and municipal) and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees which affect the Purchased Assets, and there does not exist, to the best of Sellers' and the Principal's knowledge, any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree. With respect to all actions taken by Sellers with respect to the Purchased Assets
(a) at the time such action was taken, Sellers were in compliance with (i) all applicable requirements of all United States, state, local (including county and municipal) and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, and (ii) all applicable laws and related rules and regulations of all federal, state, local (including county and municipal) and foreign jurisdictions affecting sale of alcoholic beverages, public health and safety standards, labor union activities, handicapped access for facilities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Equal Pay Act, as amended, and the National Labor Relations Act, as amended and (b) to the best of Sellers actual knowledge, the Purchased Assets are still in compliance.

      6.15Governmental Authorizations and Regulations. Schedule 6.15 lists all licenses, franchises, permits and other governmental authorizations held by Sellers material to the conduct of their business. Such licenses, franchises, permits and other governmental authorizations are valid, and Sellers have not received any written notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Except for the limited rights under the SLUP and the Right of Entry specified above, Sellers hold all licenses, franchises, permits and other governmental authorizations the absence of any of which would have a material adverse effect on their business.

      6.16Employee Benefit Plans.
      (a)Except for the group health plan described on Schedule 6.16
(the "Group Health Plan"), Sellers do not currently maintain and do not have any obligation with respect to any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover, any of the current officers or employees of any Seller, or their beneficiaries (hereinafter individually referred to as a "Employee Benefit Plan" and collectively referred to as the "Employee Benefit Plans"). Sellers have delivered or made available to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the Group Health Plan
      (b)Sellers have made all payments due from it to date under or with respect to the Group Health Plan, and all amounts properly accrued to date as liabilities of Sellers under or with respect to the Group Health Plan for the current plan years have been properly recorded on the books of Sellers.
      (c)The Group Health Plan has been administered in compliance with the continuation coverage requirements contained in the Consolidated omnibus Budget Reconciliation Act of 1985 and as provided under Section 162(k) of the Code and all regulations promulgated or proposed thereunder.

      6.17Accounts Receivable. The Accounts Receivable represent transactions actually made in the ordinary course of business and relate to events, transactions or services occurring or scheduled to occur at the Complex on or after the Closing Date, and are current and collectible without discount. Each of the Accounts Receivable is listed on Schedule 6.17 and will be collected in full, without any set-off or counter claim, within 90 days after the Closing Date except as noted on Schedule 6.17. If by its terms an Accounts Receivable is not due within 90 days after the Closing Date and that information is disclosed on Schedule 6.17, then such Account Receivable (an "Extended Account Receivable") shall be paid in full without set-off or counterclaim within 30 days from the date on which it was due. Except as disclosed on Schedule 6.17, since the Interim Financial Statements Date, no Accounts Receivable of Sellers have been written off as uncollectible.

      6.18[Intentionally Deleted]

      6.19Taxes. Each of the Sellers has duly and timely filed, within applicable extension periods, all tax reports and returns required to be filed by it and Sellers have duly and timely paid all taxes with respect to the business of the Sellers imposed by federal, state, local (including county and municipal) or foreign taxing authorities (the "Taxing Authorities") (including, without limitation, those due in respect of the tangible and intangible properties, leasehold interests, income, franchises, licenses, sales or payrolls of Sellers); and there are no tax liens or encumbrances upon any property or assets of Sellers except liens for current taxes not yet due. The tax returns of Sellers required to be filed by any Taxing Authorities have been examined by such Taxing Authorities for all periods to and including those set forth in Schedule 6.19; and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by any Taxing Authorities except as disclosed in Schedule 6.19. Except to the extent set forth in Schedule 6.19, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period. Copies of all tax returns for Sellers in respect of all years not barred by the statute of limitations have heretofore been delivered by Sellers to Purchaser and all such returns are listed in Schedule 6.19.

      6.20Insurance. Schedule 6.20 contains an accurate and complete description of all material policies of fire, liability, workmen's compensation, errors and omissions and other forms of insurance owned or held by Sellers. All such policies are in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the date of the Closing have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which any Seller is a party; are valid, outstanding and enforceable policies; provide insurance coverage customary in Sellers' industry for the assets and operations of Sellers; will remain in full force and effect through the respective dates set forth in Schedule 6.20 without the payment of additional premiums. Schedule 6.20 identifies all risks which Sellers have designated as being self-insured. Neither Seller has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

      6.21Certain Transactions. Except as set forth in Schedule 6.21, or elsewhere set forth herein, with respect to the Purchased Assets, there is no transaction or contractual relationship, and no transaction or contractual relationship is now proposed, to which any Seller is a party and in which any partner, member, shareholder or officer of Sellers or any affiliate of Sellers had or has a direct or indirect material interest.

      6.22Accounting Practices. Each Seller makes and keeps accurate books and records reflecting its assets and operations in accordance with the accrual basis of accounting in compliance with all applicable tax regulations and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with proscribed policies and with management's authorization, (ii) all valid transactions are properly valued and timely and accurately recorded so as to permit timely preparation of financial statements in accordance with the accrual basis of accounting in compliance with all applicable tax regulations, (iii) access to the assets of such Seller is permitted only in accordance with proscribed policies and management's authorization and (iv) the reported accountability of the assets of such Seller is compared with existing assets at reasonable intervals.

      6.23[Intentionally Deleted]

      6.24Labor Agreements and Policies. No Seller is a party to or bound by any collective bargaining agreement. To the best of Sellers' actual knowledge, each Seller has complied with all applicable federal and state laws with respect to hours worked by, working conditions and any payments made to its employees and the classification of individuals performing services for each Seller as an employee or independent contractor.

      6.25Schedules. All lists or other statements, information or documents set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement shall be deemed to be representations and warranties of the parties making them with the same force and effect as if such lists, statements, information and documents were set forth herein. Any list, statement, document or any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement shall be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

      6.26No Untrue Statements. No statement by any Seller or the Principal contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading. 6.27Adequacy of the Purchased Assets.
Except as disclosed on Schedule 6.27, the Purchased Assets are now and on the Closing Date will be all of the property, real and personal, tangible and intangible, material to the operation of the Complex after the Closing in a manner consistent with its operations prior to the Closing. Nothing contained herein shall limit Sellers rights with respect to the Excluded Assets.

      6.28Tickets. Included as part of the Purchased Assets are all of Sellers' ticket inventory and ticket stock. Except as reflected on Schedule
6.28 hereto, Sellers have not issued any free tickets with respect to any motorsports or other events scheduled to occur on or after the Closing Date. Sellers maintain accurate and complete records of all tickets sold prior to the Closing Date for motorsports and other events scheduled to occur after the Closing Date.

      6.29Sellers' Knowledge. All material knowledge regarding the Purchased Assets and the operations of the Complex is known by either the Principal, Susan Tyers or Randy Fitzpatrick.

      6.30Gila River Bridge. Neither Sellers nor the Purchased Assets are subject to any obligation or claim with respect to the providing of any financing relating to the construction of a new bridge over the Gila River proximate to the Complex (the "Gila Bridge") except that applicable taxing authorities may allocate sales tax revenues from the Complex to support the construction of such new bridge. To the best of Sellers' actual knowledge, the allocation of sales tax revenues from the Complex will not involve any increase in the current sales tax rate imposed on retail sales made at the Complex. Neither Sellers nor the Principal have made any legally binding commitment to any governmental authority as an inducement for the construction of the Gila Bridge.

                 7.  REPRESENTATIONS OF PURCHASER

     Purchaser represents and warrants to Sellers and the Principal:

      7.1Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      7.2Authorization of Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of all obligations contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and any other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Purchaser will not, with or without the giving of notice and/or the passage of time, violate any provisions of law applicable to Purchaser or conflict with or result in the breach or termination of any provision of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets pursuant to any corporate charter, by-law, indenture, mortgage, deed of trust or other agreement or instrument to which Purchaser is a party or by which it is or may be bound.

             8.  AGREEMENTS OF SELLERS AND PURCHASER

      8.1Access to Properties and Records; Confidentiality. Sellers represent and warrant that prior to the date of this Agreement, Sellers have afforded to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser, free and full access upon reasonable notice to all offices, properties, books and records of Sellers so that Purchaser has had full opportunity to make such investigation as it desired to make of the business, properties and affairs of Sellers. After the date of this Agreement (a), Sellers shall furnish to Purchaser such financial and operating data and other information as to the business and properties of Sellers as Purchaser shall reasonably request including copies of any interim financial statements prepared by Sellers and (b) Sellers shall permit Purchaser and its agents to have reasonable access to the officers, employees and facilities of Sellers provided that such access does not unreasonably interfere with the operations of Sellers. If, for any reason, the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it will not disclose to any third person or use for its own benefit any confidential information relating to the business of Sellers that Purchaser may have acquired in the course of its examination and investigation and that is not otherwise public knowledge or available from other sources and that it will promptly return and cause its accountants and attorneys to return to Sellers any property, books, records or papers relating to the business of Sellers and any copies thereof which Purchaser, its accountants and attorneys may then have in their possession. The Purchaser shall advise all of its agents who have access to any confidential information relating to the business of Sellers that such agents are obligated to maintain such information as confidential.

      8.2Conduct of Business.  From the date hereof until the Closing Date:
      (a)Except as contemplated by this Agreement or with the prior written consent of Purchaser which shall not be unreasonably withheld or delayed, Sellers will not: (i) take any action to amend their Formation Documents; (ii) admit any new partners, shareholders or members of Sellers;
(iii) incur any contractual obligation or liability (absolute or contingent) except liabilities incurred, and obligations arising under contracts entered into in the ordinary course of business; (iv) declare or make any payment or distribution to any partners, shareholders or members in their capacity as partners, shareholders or members of Sellers other than cash distributions;
(v) mortgage, pledge, or subject to any lien, charge or any other encumbrance (except for existing floating liens or mechanic s or similar liens) any of the assets, tangible or intangible which are included in the Purchased Assets;
(vi) sell, assign, or transfer any of their tangible or intangible assets, except in the ordinary course of business; (vii) cancel any debts or claims, except in the ordinary course of business; (viii) merge or consolidate with or into any other entity; (ix) make, accrue or become liable for any bonus, profit sharing or incentive payment except for payments or accruals under existing plans, or increase the rate of compensation payable or to become payable by them to any of their officers, employees or partners except in accordance with the terms of written employment contracts disclosed on
Schedule 1.11; (x) other than understandings with governmental bodies relating to the allocation of sales tax revenues from the Complex to support the construction of a new bridge over the Gila River proximate to the Complex, enter into any lease, contract, agreement or understanding other than in the ordinary course of business; (xi) enter into any contract, employment relationship or arrangement with any agent or consultant other than in the ordinary course of business; (xii) waive any rights of material value; (xiii) modify, amend, alter or terminate any of their executory contracts of a material value or which are material in amount; (xiv) take any action or fail to take any action constituting a breach or default under any material contract, indenture or agreement by which any Seller is bound; (xv) fail to use their reasonable efforts to preserve the possession and control of their assets and business, to keep in faithful service their present officers and key employees, to preserve the goodwill of their licensors, customers, agents, consultants and others having business relations with them, and to keep and preserve their business existing on the date hereof; (xvi) fail to operate their business and maintain their books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair their business premises, fixtures, furniture and equipment; (xvii) make any further additions to their properties or further purchases of equipment, except in the ordinary course of business or except to maintain such property or equipment; (xviii) pay or discharge any claim or lien, except in the ordinary course of business; (xix) waive any rights with respect to any Accounts Receivable; (xx) fail to preserve their Proprietary Rights; or (xxi) materially change any of their current accounting practices.

      (b)Each Seller will (i) duly comply in all material respects with all laws and regulations, which are applicable to it or to the conduct of its business, (ii) maintain all of its insurance currently in effect as of the date of this Agreement, and (iii) use its reasonable efforts to obtain all requisite waivers, consents and approvals of all third parties required to be obtained to consummate the transactions contemplated by this Agreement and provide to Purchaser an updated written report of the status of such efforts on the first business day of each calendar month unless more frequently requested by the Purchaser.

      (c)From time to time prior to the Closing, Sellers will deliver or cause to be delivered to Purchaser in writing supplemental information (the Supplemental Information) concerning events subsequent to the date hereof which would render any statement, representation or warranty made in this Agreement or any information contained in any Schedule required by this Agreement inaccurate or incomplete in any material respect. Any information which the Sellers desire to have treated as Supplemental Information under the terms of this paragraph 8.2.(c) must be conspicuously captioned as Supplemental Information provided under the terms of paragraph 8.2.(c).
Within ten business days after Purchaser s receipt of any Supplemental Information which Purchaser deems in its reasonable business judgment to be material and adverse with respect to the ability of Purchaser to operate the Complex and fully utilize the Purchased Assets after the Closing (the
Material Supplemental Information), Purchaser shall provide to Sellers written notice of its intent to exercise its right of offset in accordance with the terms of paragraph 12.3 below, if such paragraph is applicable or if such paragraph is not applicable to terminate this Agreement under the terms of paragraph 17.1(g). The notice shall specify which information disclosed in the Supplemental Information forms the basis for the right of offset or the termination. Sellers shall then have ten (10) days to provide a cure or other resolution reasonably satisfactory to Purchaser. If the cure or other resolution is not fully achieved within such ten (10) day period, Purchaser shall exercise its right of offset in accordance with the terms of paragraph
12.3 below if such paragraph is applicable, or if such paragraph is not applicable, Purchaser may then elect to terminate this Agreement under the terms of paragraph 17.1(g) by written notice to Sellers given within five (5) business days after the expiration of such ten (10) day cure period. If the Supplemental Information is provided within ten (10) business days of the Scheduled Closing Date, Purchaser, at its option, may extend the Closing Date for a sufficient number of days to permit the operation of the notice and cure provisions specified above. If Purchaser fails to timely exercise its termination right within such period with respect to a specific disclosure of Supplemental Information, the Supplemental Information provided as part of such disclosure shall be deemed to amend and replace the information corrected by such Supplemental Information.

      (d)Prior to the Closing, Sellers will use their best efforts to oppose the administrative appeal filed by Sierra Estella Venture Group with respect to the grant of the SLUP, and after the Closing, Sellers will cooperate with Purchaser in opposing such appeal.

      (e)Prior to the Closing, Sellers shall use their best efforts to cause the term of the Right-of-Entry Agreement to be extended for an additional year beyond the expiration of its current term on October 2, 1997, and after the Closing, Sellers will cooperate with Purchaser in seeking such extension.

      8.3.Further Assurances. From and after the Closing Date, Sellers and the Principal shall take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and Sellers and the Principal agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the request of Purchaser, Sellers and the Principal will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require to vest more effectively in the Purchaser good and marketable title to any of the Purchased Assets and to reasonably assist and cooperate in collection of any of the Accounts Receivable. Without limiting the generality of the foregoing, at the option of Purchaser, Sellers and the Purchaser shall participate in taking such action as may be necessary to substitute the Purchaser for Sellers as plaintiff or claimant of record in any action, suit, proceeding or claim by Sellers with respect to or based upon or arising out of the business of Sellers to the extent that such substitution will not materially adversely affect any such action, suit, proceeding or claim, in which event Sellers shall remain as plaintiff or claimant with counsel approved by Purchaser on behalf of and for the benefit of Purchaser. In the event that Sellers remain as plaintiff or claimant, Sellers shall remit to Purchaser all amounts paid to Sellers on account of any judgment, order, settlement or payment resulting from any such action, suit, proceeding or claim and Purchaser shall bear the costs and expenses incurred by Sellers after the Closing in connection therewith.

      8.4Other Transactions. Until termination of this Agreement under paragraph 17.1 below or the Closing, neither the Sellers nor the Principal shall solicit, initiate, encourage or participate in any discussions concerning, or approve any merger, consolidation, disposition of all or substantially all of its business, properties or assets (other than pursuant to this Agreement), acquisition or other business combination, or proposal therefor, or furnish or cause to be furnished any information concerning the business, properties or assets of Sellers to any party in connection with any transaction involving the acquisition of Sellers or all or any substantial part of their assets by any person other than Purchaser.

      8.5Accounts Receivable Collection. Purchaser shall exercise its reasonable commercial efforts to collect the Accounts Receivable but shall not be obligated to initiate litigation as part of such collection efforts. All payments received by Purchaser after the Closing Date from third parties who are the obligors on the Accounts Receivable shall be applied to the oldest remaining Accounts Receivable for such third party unless otherwise indicated on any remittance advice from such third party which accompanies such payment. Any Account Receivable, other than an Extended Account Receivable, which remains unpaid after 90 days from the Closing, and any Extended Account Receivable which remains unpaid after 30 days from its due date and with respect to which Purchaser obtains payment from Sellers under paragraph 12.1, shall be reassigned to Sellers for collection by Sellers for their own account. Purchaser shall have no right to pursue claims against Sellers under paragraph 12.1 with respect to an Accounts Receivable if Purchaser or any of its corporate affiliates have materially interfered with the ability of Sellers to collect such Account Receivable.

      8.6Retained Information.  From and after the Closing Date, the
Sellers shall not retain any records or other documents related to the business or operations of the Complex prior to the Closing Date (the "Transferred Business Records") other than records or other documents which relate to the Excluded Assets and copies of financial records and supporting documents which relate to tax years which remain subject to review and audit by taxing authorities having jurisdiction over Sellers. After the Closing, Purchaser shall make available to Sellers the Transferred Business Records for inspection and copying to the extent Sellers require access to such records in response to tax audits or other reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of the Purchaser. After the Closing, the Sellers shall make available to the Purchaser the Retained Business Records for inspection and copying to the extent Purchaser requires access to such records for reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of the Sellers. Nothing contained in this paragraph 8.6 shall restrict either Sellers or Purchaser from obtaining access to the Transferred Business Records or the Retained Business Records incident to discovery in litigation to which Purchaser or Sellers are parties and utilizing such records with respect to any such litigation.

      8.7Publicity. Prior to the Closing, no party to this Agreement shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other parties to this Agreement. After the Closing, Sellers and the Principal shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the Purchaser, such consent not to be unreasonably withheld. The foregoing provisions of this paragraph 8.7 shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal, state or foreign governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

      8.8Special Provisions Addressing Deferred Income and Prepaid Event
Expenses.
      (a)Purchaser and Sellers agree that inherent in the operation of Sellers' business is (i) the action of selling admission tickets, sponsorships, signage, suite rentals and other revenue items which are either specific to an event or specific to a period of time, and typically, many of these sales are made and payment is received in advance of the event or time period, and (ii) the necessity from time to time to prepay certain expenses which are directly related to a future event, including, but not necessarily limited to, advertising or promotional expenses.
      (b)Sellers agree that with respect to the operations of Sellers prior to the Closing, (i) revenues collected in advance of a specific event or time period will be recorded on the balance sheet as a liability, hereinafter referred to as "Deferred Income", and (ii) material expenses paid in advance of a specific event will be recorded in the balance sheet as an asset, hereinafter referred to as "Prepaid Event Expenses".
      (c)Sellers warrant that (i) sales made or contracts entered into prior to the Closing Date that relate to obligations that the Purchaser must perform subsequent to the Closing Date, are recorded on the Sellers combined balance sheet as Deferred Income. Furthermore, Schedule 8.8(c) as updated through the Closing Date will be a complete and accurate list of the components of Deferred Income as of the Closing Date and, (ii) all material expenses paid by Sellers prior to the Closing Date that directly relate to events which are scheduled to occur at the Complex on or subsequent to the Closing Date have been accounted for on the Sellers' combined balance sheet as Prepaid Event Expenses. Furthermore, Sellers warrant that Schedule 8.8(c), as updated through the Closing Date, will be a complete and accurate list of the components of Prepaid Event Expenses as of the Closing Date, and these Prepaid Event Expenses represent direct costs relating to events scheduled to occur at the Complex subsequent to the Closing Date. Furthermore, Sellers warrant that the Prepaid Event Expenses listed on Schedule 8.8(c) do not include any allocation of indirect expenses, including, but not necessarily limited to, general and administrative expenses.
      (d)Purchaser and Sellers agree that in conjunction with the prorations and apportionments to be made under the terms of paragraph 5.5 above, at the Closing the Purchase Price shall be adjusted upward for any excess of Prepaid Event Expenses over Deferred Income; or, that the Purchase Price shall be adjusted downward for any excess of Deferred Income over Prepaid Event Expenses.

      8.9Definition of Material.  Except to the extent that different criteria are specified with respect to a specific paragraph of this Agreement, an event, occurrence or circumstance will be deemed to be material with respect to a party if such event, occurrence or circumstance causes or will
cause damage, loss or expense to such party in excess of $20,000.00.   A
series of related or similar events, occurrences or circumstances will be deemed to be material with respect to a party if such series of related or similar events, occurrences or circumstances cause or will cause damage, loss or expense to such party in excess of $100,000.

                9.  CONDITIONS TO OBLIGATIONS OF PURCHASER.

     Subject to the terms of paragraph 12.3 below, the obligations of Purchaser under this Agreement are subject, at the Closing Date, to the fulfillment in all respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of Purchaser:

      9.1Continued Truth of Representations and Warranties. Each of the representations and warranties of Sellers in this Agreement shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Purchaser, and Sellers shall have performed and complied in all material respects with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

      9.2Certificate. Sellers shall have delivered to Purchaser a certificate addressed to Purchaser and executed by general partners of Sellers dated the Closing Date in the form attached hereto as Exhibit G.

      9.3Consents of Third Parties. Sellers shall have received and delivered in writing to Purchaser all the Material Consents and any other waivers, consents and approvals of any third parties whose waiver, consent or approval is material to the ability of Purchaser to fully operate the Complex after the Closing and therefore is required to be obtained by Sellers to consummate the transactions contemplated hereby but which were not listed on
Schedule 3 hereto (the "Additional Consents"), in form reasonably satisfactory to Purchaser, and Sellers agree to use their best efforts to obtain the Additional Consents prior to the Closing Date. If notwithstanding Sellers best efforts to obtain the Additional Consents by the scheduled Closing Date, Sellers are not able to obtain all the Additional Consents, Sellers shall then have the option to extend the Closing Date by up to twenty days to provide Sellers with additional time to obtain any missing Additional Consents.

      9.4Absence of Challenge. At or prior to the Closing Date no material action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever other than Purchaser against any of the parties hereto, or any partner, officer, employee or other representative of Sellers seeking to prevent or delay any transaction provided for in this Agreement, whether preceding the execution and delivery of this Agreement or arising subsequently.

      9.5Opinion of Sellers' Counsel. Purchaser shall have received the opinion dated the Closing Date of Grant, Williams, Lake & Dangerfield, P.C., counsel for Sellers, substantially in the form of Exhibit H attached hereto.

      9.6Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

      9.7Hart-Scott-Rodino Approval. All consents and/or approval to the transactions contemplated by this Agreement as may be required under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act shall have been obtained or deemed given.

      9.8Adverse Disclosure. There shall have been no disclosure in any Schedule delivered after the date of execution and delivery of this Agreement, or the documents described therein, which, in the commercially reasonable judgment of Purchaser, does or may have a materially adverse effect on the value of the business of Sellers or on their assets, properties or goodwill except as already disclosed to Purchaser as of the date hereof.

      9.9Correction of Notice of Abandonment. The parties acknowledge that in July 1989, Sellers' predecessor filed a Notice of Abandonment with the Arizona Department of Water Resources (ADWR ) mistakenly abandoning a well described as Well Registration Number 55-611894. On or prior to the Closing, Sellers shall take such action as is required by ADWR to reverse such abandonment and instead abandon that certain well described as Well Registration Number 55-611895.

      9.10Sanctions and Sponsorship Agreements. All material existing sanction agreements and sponsorship agreements with respect to motorsports events scheduled to occur at the Complex after the Effective Date shall have been duly assigned to Purchaser.

      9.11Other Actions to be Taken. All actions listed in paragraph 5.3 hereof to be performed by Sellers shall have been taken.

            10.  CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of Sellers:

      10.1Continued Truth of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Sellers, and Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      10.2Certificate. Purchaser shall have delivered to Sellers a certificate addressed to Sellers and executed by an authorized officer of Purchaser dated the Closing Date to the effect set forth in Exhibit I.

      10.3Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

      10.4Opinion Of Purchaser s Counsel. Sellers shall have received the opinion of Lewis and Roca LLP, counsel to Purchaser, dated the Closing Date, in the form attached hereto as Exhibit J.

      10.5Hart-Scott-Rodino Approval. All consents and/or approval to the transactions contemplated by this Agreement as may be required under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act shall have been obtained or deemed given.

      10.6Absence of Challenge. At or prior to the Closing Date no material action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever other than Sellers against any of the parties hereto, or any partner, officer, employee or other representative of Purchaser seeking to prevent or delay any transaction provided for in this Agreement, whether preceding the execution and delivery of this Agreement or arising subsequently.

      10.7Security Documents. Purchaser shall have executed and delivered the Security Documents specified in Article 27 below.

         11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      11.1Survival of Sellers' and Principal's Warranties. Any investigation or examination by Purchaser of the business, properties or affairs of Sellers shall not affect the representations and warranties of Sellers and the Principal herein contained, and the respective representations and warranties of the parties herein contained shall survive the Closing. All such representations and warranties shall expire and be terminated and extinguished on the third anniversary of the Closing Date, except as to particular claims submitted in writing prior to said expiration date, and also except as to the representations and warranties of Sellers contained in paragraph 6.19 which shall continue in effect until the applicable Statute of Limitations has expired.

      11.2Survival of Purchaser's Warranties. Any investigation or examination by Sellers of the business, properties or affairs of Purchaser shall not affect the representations and warranties of Purchaser herein contained, and the respective representations and warranties of the parties herein contained shall survive the Closing. All such representations and warranties shall expire and be terminated and extinguished on the third anniversary of the Closing Date.

        12.  INDEMNIFICATION AND PURCHASER'S SETOFF RIGHTS

      12.1Indemnification by Sellers and the Principal. Sellers and the Principal agree, jointly and severally, to indemnify Purchaser and hold it harmless from any loss, damage or expense (including reasonable attorneys' fees) which Purchaser, or any of its officers, directors, parents or subsidiaries or other affiliates, actually incur (to be offset by applicable insurance recovery obtained), suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any agreement, representation or warranty of Sellers or the Principal contained in this Agreement, any Exhibit or Schedule to be delivered pursuant hereto occurring or developing during the period of survival of such agreement, representation or warranty including any claims by any third parties alleging facts or circumstances which, if true, would constitute such inaccuracy or breach; (b) non-compliance with any applicable law for the protection of creditors which would give Sellers' creditors a claim against any of the Purchased Assets or the Purchaser after the Closing; (c) failure to pay any sales, use or other tax liability of the Sellers for periods through the Closing Date; (d) any assertion against Purchaser of any claim or liability of Seller not expressly assumed hereunder by Purchaser; (e) unless expressly assumed by Purchaser hereunder, the assertion against Purchaser by any person, firm, governmental agency or corporation of any obligation or liability of Sellers accruing on or prior to, or existing on, the Closing Date and thereafter accrued, including without limitation, tax claims or liabilities; (f) failure of Sellers to obtain necessary consents to assignment of any of the Purchased Assets to the extent required by this Agreement; or (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. Purchaser shall give Sellers and the Principal prompt written notice of any claim, suit or demand which Purchaser believes will give rise to indemnification by Sellers and the Principal under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of Sellers and the Principal hereunder unless the failure to give such notice adversely and materially affects the ability of Sellers or the Principal to defend themselves against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, Sellers and the Principal shall have the right to defend and to direct the defense against any such claim, suit or demand, in their names or in the name of Purchaser at Sellers' and the Principal's expense and with counsel of Sellers' and the Principal's own choosing, which counsel shall be reasonably satisfactory to Purchaser. Purchaser shall, at Sellers' and the Principal's expense, cooperate in the defense of any such claim, suit or demand. If Sellers and the Principal , within reasonable time after notice of a claim, fail to defend Purchaser or if, in the good faith judgment of Purchaser, the facts giving rise to indemnification hereunder shall involve a possible claim by Purchaser or any of its affiliates against a third party, or the facts concern a claim constituting or challenging any material rights or assets of Sellers acquired by Purchaser pursuant to this Agreement or seeking an injunction or other equitable relief against Purchaser or any of its affiliates, Purchaser shall be entitled to have separate counsel undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Sellers and the Principal subject to the right of Sellers and the Principal to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Purchaser, provided Sellers and the Principal will not, without Purchaser's written consent (not to be unreasonably withheld) settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser and, if applicable, Purchaser's affiliates, a release from all liability in respect of such claim. No right or remedy conferred in this paragraph is intended to be exclusive of any other right or remedy available, now or hereafter at law or in equity or otherwise, to the parties hereto.

      12.2Indemnification by Purchaser.  Purchaser agrees to indemnify
Sellers and the Principal and hold Sellers and the Principal harmless from any loss, damage or expense (including reasonable attorneys' fees) which Sellers or the Principal actually incur (to the extent not covered by insurance recoveries obtained), suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any agreement, representation or warranty of Purchaser contained in this Agreement occurring or developing during the period of survival of such agreement, representation or warranty including any claims by any third party alleging facts and circumstances which, if true, would constitute such inaccuracy or breach; (b) any assertion against Sellers or the Principal of any claim or liability of Purchaser accruing on or after the Closing Date or arising out of the operation of the Complex after the Closing Date or arising out of Purchaser's failure to satisfy the Assumed Obligations; (c) the assertion against Sellers or the Principal by any person, firm, governmental agency or corporation of any obligation or liability of Purchaser occurring after the Closing Date and thereafter occurred, including without limitation, tax claims or liabilities, or (d) any claim by Harper Sand & Rock and its successors, affiliates and assigns relating in any way to the diversion or alleged diversion of the Gila river channel as described in correspondence attached, see Schedule 6.12. Sellers and the Principal shall give Purchaser prompt written notice of any claim, suit or demand which they believe will give rise to indemnification by Purchaser under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of Purchaser hereunder unless the failure to give such notice adversely and materially affects the ability of Purchaser to defend itself against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, Purchaser shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the names of Sellers or the Principal at Purchaser's expense and with counsel of Purchaser's own choosing, which counsel shall be reasonably satisfactory to Sellers and the Principal. Sellers and the Principal shall, at Purchaser's expense, cooperate in the defense of any such claim, suit or demand. If Purchaser, within reasonable time after notice of a claim, fails to defend Sellers or the Principal or if, in the good faith judgment of Sellers or the Principal, the facts giving rise to indemnification hereunder shall involve a possible claim by Sellers and the Principal or any of their affiliates against a third party seeking an injunction or other equitable relief against Sellers or any of their affiliates, Sellers and the Principal shall be entitled to have separate counsel undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Sellers and the Principal, provided Purchaser will not, without Sellers' and the Principal's written consent (not to be unreasonably withheld or delayed), settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Sellers and the Principal a release from all liability in respect of such claim. No right or remedy conferred in this paragraph is intended to be exclusive of any other right or remedy available, now or hereafter at law or in equity or otherwise, to the parties hereto.

      12.3Purchaser's Setoff Rights. Purchaser may not refuse to Close as a result of the failure of the Sellers or the Principal to satisfy any condition precedent specified in Article 9 or as a result of Sellers' failure to provide a timely cure or resolution reasonably satisfactory to Purchaser of events or occurrences which constitute Material Supplemental Information as that term is defined in paragraph 8.2(c), provided that (a) such failure or failures will not, in Purchaser's reasonable business judgment (i) be material and adverse with respect to the ability of Purchaser to operate the Complex and fully utilize the Purchased Assets after the Closing or (ii) substantially interfere with the timely conducting of the events which have been historically conducted at the Complex and (b) it is possible to calculate the damage or expense to Purchaser arising out of such failure or failures with reasonable accuracy. If Closing shall occur notwithstanding the failure of the Sellers or the Principal to satisfy any condition precedent specified in Article 9 or as a result of a failure to provide timely cure or resolution reasonably satisfactory to Purchaser of events or occurrences which constitute Material Supplemental Information as that term is defined in paragraph 8.2(c), then Purchaser shall have the right to set off against the Purchase Price an amount equal to any damage or expense (including reasonable attorney's fees incurred) arising out of such failure or failures. No right or remedy conferred in this paragraph is intended to be exclusive of any other right or remedy available under paragraph 12.1 above.

               13.  EFFECTIVENESS OF THIS AGREEMENT


     This Agreement shall become effective upon the execution and delivery of this Agreement (or counterpart thereof) by all parties hereto and shall not be binding upon any party executing this Agreement (or counterpart thereof) until executed by all parties hereto.

                           14.  BROKERS

      14.1For Sellers. Sellers and the Principal agree, jointly and severally, to indemnify and hold harmless Purchaser against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Sellers or the Principal.

      14.2For Purchaser. Purchaser agrees to indemnify and hold harmless Sellers and the Principal against any claims or liabilities asserted against any of them by any person acting or claiming to act as a broker or finder on behalf of Purchaser or any affiliate of Purchaser.

                15.  EXPENSES AND ATTORNEY'S FEES

     Except as may otherwise be expressly provided herein, Purchaser on the one hand and Sellers and the Principal on the other hand shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys' and accountants' fees. In the event of any dispute arising under this Agreement, the prevailing party shall be permitted to recover its attorney s fees, court costs and expenses.

            16.  SALES, USE, TRANSFER AND OTHER TAXES

     Except as otherwise specified in this Agreement, Sellers and Purchaser shall share equally all transfer taxes of any nature, notarial fees, documentary tax stamps, other taxes or surtaxes and recording fees incurred in connection with the consummation or the transactions contemplated hereby specifically including the transfer of the Real Property to Purchaser.
Sellers and Purchaser shall share equally any fees and recording costs related to the Security Documents specified in Article 27 below including fees related to the release of any liens created by such Security Agreements.

                  17.  TERMINATION OF AGREEMENT

      17.1Termination. Subject to the terms of paragraph 17.2 below, this Agreement may be terminated and all transactions contemplated hereby abandoned at any time prior to the Closing Date:

      (a)By mutual written consent of Purchaser and Sellers and the Principal;
      (b)By Purchaser if Sellers materially default under this Agreement and such default is not fully cured within twenty (20) days after written notice specifying the default;
      (c)By Sellers or the Principal if Purchaser materially defaults under this Agreement and such default is not fully cured within ten (10) days after written notice specifying the default;
      (d)If the Closing shall not have occurred by the Closing Date, unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;
      (e)Subject to the terms of paragraph 12.3 above, by Purchaser if any of the conditions set forth in Article 9 hereof shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or
      (f)By Sellers or the Principal if any of the conditions set forth in Article 10 hereof shall have become incapable of fulfillment, and shall not have been waived by Sellers and the Principal.
      (g)Subject to the terms of paragraph 12.3 above, by Purchaser under the terms of paragraph 8.2(c).

      17.2Effect of Termination. In the event of termination of this Agreement as provided in paragraph 17.1, except as specified in this paragraph 17.2, the parties shall have no further obligations under this Agreement but a non-defaulting party shall be permitted to pursue its available legal remedies against a defaulting party. Notwithstanding the terms of the immediately preceding sentence, in the event Sellers refuse or otherwise fail to Close, Purchaser's sole remedy shall be to obtain specific performance of Sellers' obligations under this Agreement and to recover expenses incurred in pursuing such remedy, provided that (a) such remedy can be obtained promptly from a court of competent jurisdiction and (b) Sellers have taken no action which diminishes the value of the Purchased Assets or the ability of Sellers to transfer the Purchased Assets in accordance with the terms of this Agreement. If the foregoing conditions which limit Purchaser s remedy of specific performance are not satisfied, Purchaser may pursue any available legal remedy against Sellers. The obligations of the parties arising under paragraphs 8.1, 12.1, 12.2, 14.1, 14.2 and 15 shall survive any termination of this Agreement.

               18.  RISK OF LOSS, DELAY IN CLOSING

      18.1Damage and Destruction. In the event that subsequent to the date hereof and prior to the Closing Date there occurs more than $500,000 of damage to the Purchased Assets or any part of the Purchased Assets material to the operations of the Complex are damaged or destroyed by fire or other casualty (without regard to the dollar amount of the damages) then Sellers shall promptly notify Purchaser. Subject to the terms of paragraph 18.2 below, Purchaser may, at its option, by giving written notice to Sellers within five
(5) business days after receipt of notice of such casualty terminate this Agreement but only if damaged or destroyed Purchased Assets cannot be fully restored by Sellers, and the Sellers fail to agree to complete such restoration, by the earlier of (a) twenty days after the date established by
the parties as the Closing Date or (b) August 15, 1997.   If Purchaser does
not terminate the Agreement as permitted above in this paragraph 18.1, the Closing Date shall be adjusted to accommodate the specified restoration period. In the event that subsequent to the date hereof and prior to the Closing Date condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any significant part of the Real Property, then Sellers shall promptly notify Purchaser. Subject to the terms of paragraph 18.2 below, Purchaser may, at its option, by giving written notice to Sellers within five (5) business days after receipt of notice of such condemnation proceedings, terminate this Agreement but only if such condemnation or eminent domain proceeding (or private sale in lieu thereof) shall have a material adverse effect on the ability to operate the Complex in the manner it is being operated as of the date hereof. Upon such termination, neither Purchaser nor Sellers shall have any liability to the other. In the event Purchaser does not elect to terminate this Agreement, then, except as otherwise provided in paragraph 18.2, all insurance proceeds and/or any awards in condemnation, as the case may be, as well as all unpaid claims and rights in connection with such casualty or condemnation will be assigned to Purchaser, at the time of Closing hereunder, or, if paid to Sellers prior thereto, shall be credited against the unpaid balance of the Purchase Price due at Closing. In addition to any insurance proceeds, Sellers will pay to Purchaser the amount of any deductible or self insured portion related to the insured loss for which insurance proceeds were received. Sellers shall not adjust or settle any insurance claims or condemnation awards whatsoever without the prior written approval of Purchaser.

      18.2Delay of Closing. In the event the Complex is damaged by fire or other casualty to the extent that the damage can be fully repaired within sixty (60) days from the date of such damage, Purchaser shall, at its option, either accept an assignment of insurance proceeds in accordance with the terms of paragraph 18.1 with respect to such damage, or permit Sellers to retain such insurance proceeds and extend the date of Closing up to ninety (90) days to permit the Sellers to fully repair such damage. If Purchaser elects to permit Sellers to repair such damage, Sellers shall proceed at their sole expense, utilizing available insurance proceeds and any other amounts necessary to repair the damage as quickly as possible, and the date of Closing shall be extended by the number of days (not to exceed ninety (90) days) required by Sellers to complete such repair. If the repair is not completed at the end of such ninety (90) day period, Purchaser may terminate this Agreement.

      18.3Possession and Risk of Loss. Possession of the Purchased Assets will be given to Purchaser at Closing. Sellers shall bear the risk of a loss with respect to the Purchased Assets, by reason of fire or other casualty, between the date hereof and the Closing.

                   19.  COVENANT NOT TO COMPETE

     The Principal hereby covenants and agrees that for a period of five (5) years from and after the Closing Date, he will not, without the express written consent of Purchaser, directly or indirectly engage, participate or invest in or assist, as owner, part-owner, shareholder, partner, director, trustee, independent contractor, agent or consultant, or in any other capacity, in any business organization engaged in the business (a "Competitive Business") of operating a motorsports facility anywhere in the State of Arizona; or of staging or promoting auto racing events in the State of Arizona, except that Principal may stage or promote auto racing events at Manzanita Speedway provided, however, that the Principal may make passive investments in competititve enterprises, the shares of which are publicly traded on a national securities exchange, if the Principal's investment constitutes less than five percent (5%) of the issued and outstanding stock of the same class of securities except that the Principal may engage in activities permitted under the terms of the employment contract attached as Exhibit F hereto. Specifically excluded from the investment limitations imposed by this paragraph are investments in ISC.

     The Principal covenants and agrees that for a period of five (5) years from the Closing Date, the Principal will not, without the express written consent of Purchaser, hire, or attempt to hire for employment, in any business venture, any person who was an employee of the Purchaser or any of its affiliates on the date of termination of the Principal's employment, or within the two (2) year period immediately preceeding such date, or attempt to influence any such person to terminate such employment; or in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Purchaser or any of its affiliates and any of their customers, suppliers or employees.

     In making this undertaking the Principal understands and agrees that it is of the essence of this Agreement and that his willingness to make and carry out this covenant not to compete with Purchaser for the aforementioned period stated therein has induced Purchaser to enter into this Agreement. Without prejudice to the right of Purchaser to seek an award for damages for any breach of this covenant by the Principal, this covenant shall be specifically enforceable by way of injunctive relief without the requirement of posting a bond, which requirement is specifically waived by the Principal. It is the express opinion and intention of the parties hereto that they shall be bound by the provisions of said covenant not to compete and the parties hereto each agree that said covenant is reasonable and appropriate in light of the transaction set forth herein, the consideration being paid therefor and the purpose of this Agreement.

                           20.  NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy, addressed as follows or to such other address of which the parties may have given notice in accordance with this paragraph 20:

      a.In the case of Purchaser:

     c/o International Speedway Corporation
     1801 West Speedway Boulevard
     Daytona Beach, Florida  32114-1243
     Attn: W. Garrett Crotty, Esq., Corporate Counsel
     Telecopy:  (904) 947-6884

     with a copy to:

     Miller, Cassidy, Larroca, & Lewin, L.L.P.
     2555 M. Street, N.W.
     Washington, D.C. 20037-1302
     Attn:  John Cassidy, Esq.
     Telecopy: (202) 293-1827

      b.In the case of Sellers:

     c/o Emmett S. Jobe, Jr.
     1313 North Second Street, Suite 18
     Phoenix, Arizona 85004

     with a copy to:

     Grant, Williams, Lake & Dangerfield, P.C.
     302 North First Avenue, Suite 900
     Phoenix, Arizona  85003
     Attn:  Merwin D. Grant, Esq.
     Telecopy:  (602) 258-6288

           21.  SUCCESSORS/NO THIRD PARTY BENEFICIARIES

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Purchaser, on the one hand, and Sellers, on the other hand, shall not assign their respective obligations hereunder, other than an assignment by Purchaser to one of its affiliates, without the prior written consent of the other parties. In the event Purchaser assigns this Agreement to one of its affiliates, Purchaser shall guaranty to Sellers and the Principal the obligations of such affiliate hereunder. No individual or entity who or which is not a party to this Agreement shall have any rights or claims arising under this Agreement. This Agreement and every provision hereof is expressly for the benefit of Sellers, Purchaser, Principal and ISC. No provision of this Agreement shall be construed to create any enforceable rights in any person or entity other than Sellers, Purchaser, Principal and ISC.

                     22.  PARAGRAPH HEADINGS

     The paragraph headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

              23.  GOVERNING LAW; CONSENT TO SERVICE

     This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such State). Each Seller and the Principal irrevocably consents to the jurisdiction of the courts of the State of Arizona with respect to any action, suit or proceeding brought arising under this Agreement or any of the transactions or agreements contemplated herein and agree further that service of process of notice in any such action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in paragraph 19 hereof.

                      24.  ENTIRE AGREEMENT

     This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, therefore, supersede all prior negotiations between such parties and cannot be amended, supplemented or changed orally, but only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

                        25.  COUNTERPARTS

     This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument.

                          26.  GUARANTEE

      26.1To induce Sellers to enter into this Agreement, ISC unconditionally guarantees and promises to pay Sellers at the Closing the portion of the Purchase Price which is payable at the Closing (the "Initial Installment of the Purchase Price").

      26.2The obligations of Purchaser and ISC to pay the Initial
Installment of the Purchase Price are joint and several, and a separate action or actions may be brought and prosecuted against ISC or Purchaser, or either one of them.

      26.3This Guaranty shall not be impaired by any modification, supplement, extension or amendment of this Agreement or any other contract or agreement to which the parties thereto may hereafter agree, nor by any modification, release or other alteration of any of the obligations hereby guaranteed or of any security therefor.

      26.4ISC hereby represents to Sellers that it is currently informed of the financial condition of Purchaser and of all other circumstances which bear upon the risk of non-payment or non-performance of any obligations of Purchaser guaranteed hereby.

      26.5ISC agrees to pay reasonable attorney's fees and all other costs and expenses which may be incurred by Sellers in the enforcement of this Guaranty or any claim hereunder.

      26.6No termination or modification of this Guaranty shall be effective for any purpose unless it is in writing and executed by Sellers.

       26.7This Guaranty shall be binding upon the successors and assigns of ISC and shall inure to the benefit of Sellers' successors and assigns.

      26.8ISC's obligations under this Article 26 shall terminate and be fully satisfied upon receipt by Sellers of the Initial Installment of the Purchase Price. ISC's sole obligation under this Agreement shall be to perform in accordance with the terms of this Article 26.

                          27.  SECURITY

 Purchaser's obligation to pay the portion of the Purchase Price in excess of the Initial Installment of the Purchase Price shall be secured by a first lien on the Purchased Assets. At the Closing, Purchaser shall execute deeds of trust, security agreements and financing statements in the form attached as Exhibit K hereto (the "Security Documents") and take any other actions reasonably required to implement the terms of this Article and to document the first lien on the Purchased Assets being granted to the Sellers. The first lien on the Purchased Assets shall be released by Sellers upon payment of the full Purchase Price.

                    28. ADDITIONAL  PROVISIONS

      28.1Parking Facility Assistance. Sellers and the Principal shall at Purchaser's expense provide reasonable support for efforts by Purchaser to acquire, by purchase or lease, land adjacent or proximate to the Real Property for use as parking facilities for the Complex. Without limiting the generality of the immediately preceding sentence, Sellers and the Principal shall at the request of Purchaser cause PIR LLC as the assignee of Sundown Ranches to participate in any auction held prior to the Closing with respect to the Application to Purchase State Land (Application No. 53-52414-000) filed August 5, 1992 by Sundown Ranches to purchase 121.08 acres of State land west of the Complex (the "State Land"), to bid in accordance with instructions from Purchaser provided that Purchaser provides the funding for the bid, and to convey to Purchaser or its assignee in fee any rights to the State Land obtained in such auction.

      28.2Name Change. Promptly after the Closing, each of the Sellers shall change its name to a name not containing the words "Phoenix", "International" or "Raceway" or any derivation of any such words or any words of similar meaning.

                       29.  CONFIDENTIALITY

     In anticipation of the transactions contemplated by this Agreement, ISC and the Principal executed a Confidentiality Agreement dated March, 1997 (the "Confidentiality Agreement"). The Confidentiality Agreement shall survive the execution of this Agreement, and the parties hereto shall be subject to the terms of the Confidentiality Agreement in the same manner as if they were parties to the Confidentiality Agreement. The Confidentiality Agreement shall terminate upon the Closing.
                        30.  SEVERABILITY

     The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

     PHOENIX SPEEDWAY CORP.

     By: /s/James C. France, President

     INTERNATIONAL SPEEDWAY CORPORATION

     By: /s/James C. France, President

     PHOENIX INTERNATIONAL RACEWAY, INC.

     By: /s/Emmett S. Jobe, Jr., President

     PIR/PHOENIX INTERNATIONAL RACEWAY, L.L.C.

     By: /s/Emmett S. Jobe, Jr., Manager

     PHOENIX INTERNATIONAL RACEWAY LIMITED
     PARTNERSHIP

     By: /s/Emmett S.Jobe, Jr.


     /s/Emmett S. Jobe, Jr.
                   EMMETT S. JOBE, JR.


                    ACCEPTANCE BY ESCROW AGENT

     Escrow Agent hereby (a) acknowledges receipt of a fully executed copy or counterpart copy of this Agreement on this 19 day of June, 1997, and (b) agrees to establish an escrow (Escrow No. 201-800-1062792) and to administer the same in accordance with the provisions hereof. Escrow Agent further agrees to immediately deliver to Purchaser and Sellers copies or counterpart copies of this fully executed Agreement.

     FIRST AMERICAN TITLE INSURANCE COMPANY

     By: /s/ Carol Peterson
     Its: Escrow Office

[The following is a list briefly identifying the contents of the Schedules and Exhibits to the Asset Purchase Agreement for Phoenix International Raceway which are omitted from this filing. The Schedule number indicates the section in the Agreement which describes the contents of the Schedule. Each Exhibit listed is referenced to a section of the Agreement where it is described. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.]

          LIST OF SCHEDULES

Schedule 1.0     Excluded Assets

Schedule 1.1     Proprietary Rights

Schedule 1.2     Furniture and Equipment

Schedule 1.3     Real Property

Schedule 1.4     Water Rights

Schedule 1.5     Real Property Leases

Schedule 1.6     Equipment Leases

Schedule 1.11    Contracts

Schedule 1.13    Barter Transactions

Schedule 2.1     Purchase Price

Schedule 2.2     Assumed Liabilities

Schedule 2.3     Contracts Among Sellers

Schedule 3       Required Consents

Schedule 5.3(k)  Title Exceptions

Schedule 6.2     Subsidiaries and Other Equity Investments

Schedule 6.7     Absence of Certain Changes

Schedule 6.8     Title to Properties and Assets

Schedule 6.9(a)  Title Matters

Schedule 6.9(b)  Condemnation

Schedule 6.9(i)  Building Systems

Schedule 6.9(j)  Hazardous materials

Schedule 6.11    Certain Indebtedness

Schedule 6.12    Litigation

Schedule 6.13    Exceptions to Proprietary Rights

Schedule 6.15    Governmental Authorizations and Regulations

Schedule 6.16    Employee Benefit Plans

Schedule 6.17    Accounts Receivable

Schedule 6.19    Taxes

Schedule 6.20    Insurance

Schedule 6.21    Certain Transactions

Schedule 6.27    Adequacy of the Purchased Assets

Schedule 6.28    Free Tickets

Schedule 8.8(c)  Deferred Income and Prepaid Event Expenses

LIST OF EXHIBITS

Exhibit A     Assumption Agreement (Para. 2.2)

Exhibit B     Bill of Sale (Para. 5.3(a))

Exhibit C     Assignment (Intangibles) (Para. 5.3(a))

Exhibit D     Real Property Deed (Para. 5.3(a))

Exhibit E     Employment Agreement (Para. 5.3(h))

Exhibit F     Financial Statements (Para. 6.5)

Exhibit G     Certificate of Seller (Para. 9.2)

Exhibit H     Opinion of Sellers' Counsel (Para. 9.5)

Exhibit I     Certificate Of Purchaser (Para. 10.2)

Exhibit J     Opinion of Purchaser's Counsel (Para. 10.4)

Exhibit K     Security Documents (Para. 27)